Exhibit 17.1

October 24, 2005

Sun New Media Inc.
22/F., Sino Favour Centre
1 On Yip Street, Chai Wan
Hong Kong

To Whom it May Concern:

I, Fendi Cheung, hereby tender my resignation effective on the close of business, October 31, 2005 as Chief Financial Officer and from any other office position I may hold in Sun New Media Inc.

My resignation is not due to any disagreement with Sun New Media Inc. on any matter related to its operations, policies or practices but instead is for personal reasons.

Yours very truly,

/s/ Fendi Cheung

Fendi Cheung